Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan, as amended, the 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan of Terns Pharmaceuticals, Inc. of our report dated November 10, 2020 (except for the fifth paragraph of Note 1, as to which the date is February 1, 2021), with respect to the consolidated financial statements of Terns Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No 333-252180) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 12, 2021